EXHIBIT 2.1

BILL KINKEAD
Attorney at Law
6937 S. Bell, Suite G
Amarillo, Texas 79109
TEL	(806) 353-2129
FAX	(806) 353-4370
Attorney for Debtors

UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF TEXAS
AMARILLO DIVISION

IN RE:
CHANCELLOR GROUP, INC.	CASE NO: 07-20512-RLJ-11
GRYPHON FIELD SERVICES, LLC	CASE NO: 07-20511-RLJ-11
GRYPHON PRODUCTION COMPANY, LLC	CASE NO: 07-20510-RLJ-11
Debtors

DEBTORS’ PLAN OF REORGANIZATION DATED MARCH 1, 2008

CHANCELLOR GROUP, INC., GRYPHON FIELD SERVICES, LLC, GRYPHON PRODUCTION COMPANY, LLC, Debtors and Debtors-in-Possession in the above-captioned case (“Debtor”) submit the following Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code.

ARTICLE 1

Definitions

A. Defined Terms.

The following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined) whenever used in the Plan.

1.01. Administrative Claim shall mean any claim for any cost or expense of administration in connection with the Chapter 11 case, in accordance with §503(b) of the Code, including, without limitation:

(a) The actual, necessary costs and expenses of preserving the Debtor’s estates and of operating the business of the Debtor (other than such claims which, by their express terms, are not due or payable by the Effective Date);

(b) The full amount of all claims for allowances of compensation for legal or other professional services or reimbursement of costs and expenses under §330 or §503(b) of the Code or otherwise allowed by the Bankruptcy Court;

(c) All fees and charges assessed against the Debtor’s estate under Chapter 123 of Title 28, United States Code; and

(d) Expenses incurred by debtor in connection with this case, including the cost of appraisal fees, attorney fees and expenses incurred in obtaining a confirmed plan, in such amount as the Court shall allow, shall be deemed administrative expenses pursuant to §503(b) of the Bankruptcy Code for the purposes of this Plan.

1.02. Allowed Claim or Allowed Interest shall mean a claim against or equity security interest in the Debtor to the extent that: (a) a proof of such claim or interest was (i) timely filed; (ii) deemed filed pursuant to §1111(a) of the Bankruptcy Code; and (b)(i) which is not objected to, or (ii) which is allowed (and only to the extent allowed) by an order of the Bankruptcy Court that has become final and not subject to possible appeal, review, certiorari or stay.

1.03. Allowed Priority Claim shall mean an Allowed Claim for which the holder asserts and is determined to be entitled to priority under Section 507, et seq. of the Bankruptcy Code in an amount allowed by final order of the court upon a request pursuant to Section 503 (a).

1.04. Allowed Secured Claim shall mean an Allowed Claim secured by the Property in an amount equal to the lesser of the Allowed Claim of that creditor or the value of the Property, as determined by the Court pursuant to 11 USC §506, minus the amount of any Allowed Claim secured by a senior lien against the same Property, unless the holder of the claim elects pursuant to §1111(b) in which event the Allowed Secured Claim shall be equal to the Allowed Claim.

1.05. Allowed Deficiency Claim shall mean a claim arising out of the unsecured portion of an Allowed Claim of the holder of an Allowed Secured Claim, the security for which is less than that amount of the entire Allowed Claim.

1.06. Allowed Unsecured Claim shall mean an Allowed Claim against the Debtor that is not an allowed Priority Claim, Allowed Secured Claim, Allowed Deficiency Claim, or claim of an equity interest holder.

1.07. CapWest shall mean CapWest Resources, Inc.

1.08. Code or Bankruptcy Code shall mean Title 11 of the United States Code, 11 USC §101 to 1330, as amended.

1.09. Confirmation shall mean the date upon which the order is entered by the Bankruptcy Court confirming the Plan.

1.10. Court or Bankruptcy Court shall mean the United States Bankruptcy Court for the Northern District of Texas, Amarillo Division, or such other court as may have jurisdiction over this Chapter 11 case and, with respect to any particular proceeding arising under, in or relating to this Chapter 11 case, any other court which may have jurisdiction over such proceeding.

1.11. Debtor shall mean Chancellor Group, Inc., a publically held Nevada Corporation licensed to operate in the State of Texas and its two wholly owned subsidiaries, Gryphon Field Services, LLC and Gryphon Production Company, LLC, Texas Limited Liability Companies.

1.12. Effective Date shall mean the tenth business day after entry of an order confirming this Plan.

1.13. Equity Security Holder shall mean a holder of interest in the common stock, preferred stock, or warrant to purchase common stock of Chancellor Group, Inc.

1.14. IRS shall mean the United States Internal Revenue Service.

1.15. Lien shall mean any charge against or any interest in property to secure payment of a debt or performance of an obligation, including without limitation, any security interest, mortgage, deed of trust, or statutory lien as defined in Section 101 of the Bankruptcy Code.

1.16. Plan shall mean this Plan of Reorganization proposed by debtors, including any amendment or modification made in accordance with the applicable provisions of the Code.

1.17. Property shall mean the interest of Debtor in oil and gas leases and real and personal property set out in Debtor’s’ schedules.

1.18. WNB shall mean Western National Bank of Midland, Texas.

B. Undefined Terms.

A term used in the Plan and not defined herein has the meaning ascribed to such term in the Bankruptcy Code or Rules.

ARTICLE II

Classification of Claims and Interests

All Allowed Claims and Allowed Interests are placed in the following classes:

2.01. Class One: Administrative Expense Claims entitled to priority under Section 507 of the Bankruptcy Code.

2.02. Class Two: The Allowed Priority Claim of the Internal Revenue Service (IRS) and any Allowed Priority Claims of the State of Texas, Carson County and/or Gray County, Texas.

2.03. Class Three: All Allowed Claims secured by the Property held by a taxing authority for an ad valorem tax.

2.04. Class Four: The Allowed Secured Claims held by WNB and CapWest, if any, that is secured by the Property. If WNB or CapWest files a ballot accepting the Plan, the amount of their Allowed Secured Claim will be fully secured in the amount of WNB or CapWest’s Allowed Claim. If WNB or CapWest does not file a ballot accepting the Plan, the amount of their Allowed Secured Claim shall be the lesser of the amount of WNB or CapWest’s Allowed Claim or an amount equal to the value of the Property, as determined by the Court pursuant to 11 USC 506, less the amount of any Class 3 Allowed Claims. Alternatively, if WNB or CapWest elects under §1111(b), the amount of their Allowed Secured Claim shall be the amount of the Allowed Claim of WNB or CapWest.

2.05. Class Five: The Allowed Unsecured Claims of general and trade creditors.

2.06. Class Six: Equity Security Holders of preferred stock of Chancellor Group, Inc.

2.07. Class Seven:  Equity Security Holders of common stock of Chancellor Group, Inc.

2.08. Class Eight: Equity Security Holders of warrants to purchase common stock of Chancellor Group, Inc.

ARTICLE III

Treatment of Claims and Interest

Except as expressly provided herein, all classes of claims are impaired under the Plan to the extent that the terms of payment are modified as to interest rate and/or period of repayment. Debtor’s Plan does provide for payment in full of all allowed claims in all classes.

3.01. Class One. These claims shall be paid in cash in full on the Effective Date of the Plan unless otherwise agreed by the applicable claimant. It is not believed that there are any such claims in this category except possible administrative claims owing Debtor’s Counsel and other professionals whose employment has been approved by the Court.

3.02. Class Two. The Allowed Priority Claim of the IRS, if not withdrawn due to previous payment) will be satisfied by payment in full on the Effective Date of the Plan.

3.03. Class Three. No Claims in this category have been filed to date and the Debtor does not believe any such claims exist.

3.04. Class Four. The amount of the Allowed Secured Claims of WNB and CapWest shall be treated as follows:

WNB NOTE IN THE AMOUNT OF $2,102,594.39 as of 2/12/2008

WNB shall retain its lien securing such claim, and shall be paid as follows:

With WNB’s Acceptance: If WNB files a ballot accepting the Plan, WNB will be fully secured in the amount of the WNB’s Allowed Claim plus accrued interest at the rate of 9.25%. The Allowed Secured Claim shall be paid in monthly payments, with all principal and accrued interest being due 42 months from the Effective Date, as follows:

1.	First Six Months — interest only at a rate of 9.25% per annum to be paid monthly.

2.	Next Thirty-six Months — amortized monthly payments principal and interest with a 36 month amortization period at a 9.25% per annum interest rate.

This obligation shall be without recourse against the Reorganized Debtor, but all other terms and conditions of the existing note, deed of trust and other loan documents shall remain in full force and effect except as otherwise modified by this Plan.

Without WNB’s Acceptance: If WNB does not file a ballot accepting the Plan, the obligation to pay WNB shall be evidenced by a new note and deed of trust and such obligation shall be without recourse to the Reorganized Debtor. WNB’s Allowed Secured Claim shall be equal to the value of the Property, as determined by the Court pursuant to 11 USC §506. WNB’s Allowed Secured Claim shall be paid in monthly payments with interest at a market rate as determined by the Court to provide WNB the present value of the Allowed Secured Claim with all principal and accrued interest being due on the fifth anniversary of the Effective Date, as follows:

1.	Year 1 — interest only in monthly payments at an interest rate to be determined by the Court.

2.	Year 2 through 5 — amortized monthly payments of principal and interest with a 5-year amortization period at an interest rate to be determined by the Court.

WNB NOTE IN THE AMOUNT OF $63,576.44 (Backhoe Note) - as of 2/12/2008

WNB shall retain its lien securing such claim, and shall be paid as follows:

With WNB’s Acceptance: If WNB files a ballot accepting the Plan, WNB will be fully secured in the amount of the WNB’s Allowed Claim plus accrued interest at the rate of 10.25%. The Allowed Secured Claim shall be paid in monthly payments, with all principal and accrued interest being due 42 months from the Effective Date, as follows:

1.	First Six Months — interest only at a rate of 10.25% per annum to be paid monthly.

2.	Next Thirty-six Months — amortized monthly payments principal and interest with a 36 month amortization period at a 10.25% per annum interest rate.

This obligation shall be without recourse against the Reorganized Debtor, but all other terms and conditions of the existing note, deed of trust and other loan documents shall remain in full force and effect except as otherwise modified by this Plan.

Without WNB’s Acceptance: If WNB does not file a ballot accepting the Plan, the obligation to pay WNB shall be evidenced by a new note and deed of trust and such obligation shall be without recourse to the Reorganized Debtor. WNB’s Allowed Secured Claim shall be equal to the value of the Property, as determined by the Court pursuant to 11 USC §506. WNB’s Allowed Secured Claim shall be paid in monthly payments with interest at a market rate as determined by the Court to provide WNB the present value of the Allowed Secured Claim with all principal and accrued interest being due on the fifth anniversary of the Effective Date, as follows:

1.	Year 1 — interest only in monthly payments at an interest rate to be determined by the Court.

2.	Year 2 through 5 — amortized monthly payments of principal and interest with a 5-year amortization period at an interest rate to be determined by the Court.

CAPWEST NOTE IN THE AMOUNT OF $3,797,345.29 as of 2/12/2008

CapWest shall retain its lien securing such claim, and shall be paid as follows:

With CapWest’s Acceptance: If CapWest files a ballot accepting the Plan, CapWest will be fully secured in the amount of the CapWest’s Allowed Claim plus accrued interest at the rate of 10.00%. The Allowed Secured Claim shall be paid in monthly payments, with all principal and accrued interest being due 42 months from the Effective Date, as follows:

1.	First Six Months — interest only at a rate of 10.00% per annum to be paid monthly.

2.	Next Thirty-six Months — amortized monthly payments principal and interest with a 36 month amortization period at a 10.00% per annum interest rate.

This obligation shall be without recourse against the Reorganized Debtor, but all other terms and conditions of the existing note, deed of trust and other loan documents shall remain in full force and effect except as otherwise modified by this Plan.

Without CapWest’s Acceptance: If CapWest does not file a ballot accepting the Plan, the obligation to pay CapWest shall be evidenced by a new note and deed of trust and such obligation shall be without recourse to the Reorganized Debtor. CapWest’s Allowed Secured Claim shall be equal to the value of the Property, as determined by the Court pursuant to 11 USC §506. CapWest’s Allowed Secured Claim shall be paid in monthly payments with interest at a market rate as determined by the Court to provide CapWest the present value of the Allowed Secured Claim with all principal and accrued interest being due on the fifth anniversary of the Effective Date, as follows:

1.	Year 1 — interest only in monthly payments at an interest rate to be determined by the Court.

2.	Year 2 through 5 — amortized monthly payments of principal and interest with a 5-year amortization period at an interest rate to be determined by the Court.

Debtor is pursuing and will continue to pursue refinancing of the secured claims of WNB and CapWest through another financial institution as part of implementing this plan of reorganization and fulfilling its goal of paying all creditors’ claims in full.

3.05. Class Five. The Allowed Unsecured Claims of General and Trade Creditors shall be paid as follows:

90 days following the Effective Date:	10% of allowed claim
120 days following the Effective Date:	10% of allowed claim
150 days following the Effective Date:	10% of allowed claim
180 days following the Effective Date:	10% of allowed claim
210 days following the Effective Date:	10% of allowed claim
240 days following the Effective Date:	10% of allowed claim
270 days following the Effective Date:	10% of allowed claim
300 days following the Effective Date:	10% of allowed claim
330 days following the Effective Date:	10% of allowed claim
360 days following the Effective Date:	10% of allowed claim

3.06. Class Six. No Preferred Stock has been issued by Chancellor Group, Inc. There will not be any claim in this class.

3.07. Class Seven. The equity security holders of common stock in Chancellor Group, Inc. shall retain all of their ownership interest.

3.08. Class Eight. The equity security holder of a warrant to purchase common stock in Chancellor Group, Inc. (being CapWest Resources, Inc.) shall retain all of its interest.

3.09. Loan Documents. The Debtor will execute and deliver post-confirmation loan documents evidencing the treatment of the Allowed Secured Claims, if any, of WNB and CapWest, together with additional documentation as reasonably requested by WNB and CapWest to secure and perfect (to the extent necessary) the post-confirmation secured claims of WNB and CapWest. provided, however, that any loan documents to be executed by the Debtor shall each provide that the Debtor will be provided with not less than ten (10) days written notice and opportunity to cure any monetary default, and not less than thirty (30) days written notice and opportunity to cure any non-monetary default.

All post-petition loan documents shall be subject to the terms of this Plan.

3.10. Amortization. Except as expressly provided elsewhere in the Plan, the Allowed Secured Claims shall be amortized over the time period identified as the “term” of the applicable note.

3.11. Prepayment. Debtor may pre-pay any or all of the above classes in whole or in part at any time. Any such pre-payment shall apply first to accrued interest, if any, and then to reduction of principal.

3.12. Balloon Payments. To the extent any allowed secured claim features a “balloon” payment, the claimant shall be under no obligation whatsoever to renew-and extend the indebted-ness then due and payable.

ARTICLE IV

Consolidation of Debtors’ Chapter 11 Cases

4.01. Substantive Consolidation. Chancellor Group, Inc. is a publically held holding company. Upon acquisition of the oil and gas properties the subject of this reorganization, Chancellor created its two wholly owned subsidiaries, Gryphon Production Company, LLC and Gryphon Field Services, for the production and oil field service operations. All business activities of Chancellor are conducted through its two subsidiaries. The two subsidiaries are “disregarded entities” for federal income tax purposes and the accounts of all three entities are reported in a consolidated financial statement to the Securities and Exchange Commission in accordance with the law and accepted accounting practices. The three entities are a “single enterprise” under the same ownership and management. In that it is also in the best interest of the creditors and necessary to a successful reorganization, the three bankruptcy cases, 07-20510-rlj11, 07-20511-rlj11, and 07-20512-rlj12 shall be substantively consolidated into a single bankruptcy case under cause no. 07-20510-rlj11 upon confirmation.

ARTICLE V

Executory Contracts and Unexpired Leases

5.01. Executory Contracts and Unexpired Leases. The executory contracts and unexpired leases of Debtor shall be treated as follows:

a. All oil and gas leases are hereby assumed by Debtor.

b. Debtor assumes executory contracts with the following:
American Oil Field Safety, Inc.
Consulting and Testing, Inc.

c. Debtor rejects executory contract with the following:
DaCott Industries, Inc.
U.S. Consultantcy and Services, Inc.
Forrest A. Garb & Associates, LLC

d. All other executory contracts, if any, are hereby rejected by Debtor.

ARTICLE VI

Revesting

6.01. Revesting of Property. Except as provided for in the Plan or in the Order confirming the Plan, on the Effective Date the Reorganized Debtor shall be vested with all of the property of its estate free and clear of all claims, liens, charges and other interests of creditors arising prior to the filing date. Upon the Effective Date the Reorganized Debtor shall operate its business free of any restrictions.

ARTICLE VII

Retention of Jurisdiction

7.01. Retention of Jurisdiction. Until full consummation of the Plan, the Bankruptcy Court shall retain jurisdiction for the following purposes:

1
The determination of all questions and disputes regarding title to the assets of the estate, and determination of all causes of action, controversies, disputes, or conflicts, whether or not subject to action pending as of the date of confirmation, between the Debtor and any other party in interest.

2
The correction of any defect, curing of any omission, or reconciliation of any inconsistency in the Plan, the order of confirmation, or other document or instrument as may be necessary to carry out the purposes and intent of the Plan.

3	The modification of this Plan after confirmation.

4	The enforcement and interpretation of the terms and conditions of this Plan.

5
The entry of any order necessary to enforce the title, rights, and powers of the Debtor, and to impose such limitations, restrictions, terms, and conditions as the Bank-ruptcy Court may deem necessary.

ARTICLE VIII

Compensation of Directors and Officers With Shares in Lieu of Cash

8.01. Share Compensation for Officers and Directors. The Directors who have served without compensation shall receive shares of common stock of the value commensurate with the salaries owed. Thomas H. Grantham shall receive shares of common stock as additional compensation. Shares will be issued as set out in Resolutions of the Board of Directors, copies of which are attached hereto as Exhibit A.

ARTICLE IX

Effect of Confirmation

9.01. Discharge of Debtor. Except as otherwise provided in the Plan or in the Court’s order confirming the Plan (the “Confirmation Order”), the Confirmation Order acts a discharge, effective as of the Effective Date, of any and all debts of the debtor that arose at any time before the entry of the Confirmation Order, including, but not limited to, all principal and any and all interest accrued thereon, pursuant to §1141(d)(1) of the Bankruptcy Code. The discharge of the debtor shall be effective as to each claim, regardless of whether a proof of claim thereof was filed, whether the claim is an Allowed Claim or whether the holder thereof votes to accept the Plan.

9.02. Exemption from Securities Laws. Pursuant to 11 USC §§1125(e) and 1145, the solicitation and sale of interests represented by any Additional Capital Contributions are exempt from all non-bankruptcy laws, rules or regulations governing the offer, issuance, sale or purchase of securities and from section 5 of the Securities Act of 1933 and any state or local law requiring registration for offer or sale of a security or licensing of an underwriter, broker or dealer in a security.

ARTICLE X

Management

10.01. Management. The officers, directors, shareholder, insiders, or other persons who will remain in control of Chancellor Group, Inc., Gryphon Field Services, LLC and Gryphon Production Company, LLC and their respective annual salaries are as follows:

Maxwell Grant	Chairman of the Board/ Director	Shareholder	$12,000.00	*
Thomas H. Grantham	President and Chief Financial Officer		$60,000.00
Robert Gordon	Director	Shareholder	$12,000.00	*
Dudley Muth	Director	Shareholder	$12,000.00	*
Peter Harris	Director	Shareholder	$12,000.00	*
John C.Y. Lee	Director	Shareholder	$12,000.00	*

*Robert Gordon and Dudley Muth have not received salaries since March 2006.
Peter Harris has not received a salary since joining the board in April 2007.
John C.Y. Lee has not received a salary since rejoining the board in July 2006.
Maxwell Grant has not received a salary since joining the board on May 23, 2007.

ARTICLE XI

Miscellaneous Provisions

11.01. Discrepancies. In the event of a discrepancy between the terms of the Plan and the Disclosure Statement, the terms of the Plan shall control.

11.02. Future Earnings. All income of the Debtor shall be paid to the Debtor.

11.03. Claims and Actions. Pursuant to §1123(b)(3) of the Bankruptcy Code, the Reorganized Debtor shall retain and may enforce any and all claims of the Debtor, except claims waived, relinquished and released in accordance with the Plan.

11.04. Waiver. Nothing contained herein shall constitute a waiver or release of any claim, counterclaim, objection, or dispute that the Debtor may have regarding the validity of any claim or lien by way of a subsequent adversary proceeding or amendment to the Plan in the event this Plan is not confirmed as filed. The treatment outlined in this Plan is for the purposes of this Plan only and only in the event of confirmation of this Plan, and Debtor reserves the right to provide for different treatment of any claim in any amended or supplemental plan submitted by Debtor under this or any other chapter of the Bankruptcy Code.

11.05. Values. The values set forth herein are Debtor’s estimate for purposes of com-puting the Allowed Secured Claims under the Plan, together with projecting the payments to be made there under. In the event of a valuation hearing, Debtor reserves the right to present and rely upon expert appraisal testimony that may contradict the values set forth herein. These values are also subject to further orders of the Bankruptcy Court.

11.06. Other Definitions: Except as expressly provided herein (as allowed under the Bankruptcy Code), reference is hereby made to the definitions set forth at Section 101 of the Bankruptcy Code.

11.07. Compliance With Laws and Good Faith. The Debtor believes that the Plan complies with all provisions of Chapter 11 and any other applicable provision of the Bankruptcy Code, that the Plan has been proposed in good faith and not by any means forbidden by law, and that all fees, charges, or amounts required to be paid before confirmation have been paid.

11.08. Feasibility. Based on the projected income and expenditures contained in Debtor’s cash flow projections, Debtor believes that Debtor will be able to make all payments required by the Plan.

11.09. Chapter 7 Comparison. Based upon the present values (taking into account that a large part of the oil and gas producing properties have yet to be brought into active production) of the Debtor’s assets and the amount of secured and unsecured claims as set forth in the Debtor’s Disclosure Statement and schedules, the Debtor believes that the value, as of the effective date of the Plan, of property to be distributed under the Plan on account of each allowed unsecured claim is not less than (and is substantially greater than) the amount that would be paid on such claim if the estate of the Debtor were liquidated under Chapter 7 of the Bankruptcy Code. The Debtor believes that the return to general unsecured creditors under Chapter 7 would be insignificant (probably zero) because all or substantially all of the assets are encumbered by liens or security interests). Additionally, the Debtor believes that the return to secured creditors will be significantly greater under this Plan than under a Chapter 7 or other liquidation.

11.10. The Debtor declares under the penalty of perjury that the foregoing statements are true and correct to the best of Debtor’s knowledge and belief.

Dated 03/01/2008

Approved:
Kinkead Law Offices	Chancellor Group, Inc.
Gryphon Field Services, LLC
Gryphon Production Company, LLC

by	/s/ Bill Kinkead	by	/s/ Thomas H. Grantham
	Bill Kinkead, TBN 11477400		Thomas H. Grantham, President
Attorney for Debtors in Possession
6937 S. Bell, Suite G
Amarillo, TX 79109